EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
4/06/2011	Sale	$5.79	100
4/20/2011	Sale	5.75	900
4/27/2011	Sale	5.50	100
4/28/20111	Sale	5.5173	5840
5/09/2011	Sale	5.28	300
5/10/2011	Sale	5.30	1500
5/11/20112	Sale	5.5646	62500
5/12/2011	Sale	5.60	1300
5/16/20113	Sale	5.5113	18980
5/17/20114	Sale	5.5018	950

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1 This transaction was executed in multiple trades at prices ranging from $5.50 - 5.57.

2 This transaction was executed in multiple trades at prices ranging from $5.38 - 5.65.

3 This transaction was executed in multiple trades at prices ranging from $5.50 - 5.60.

4 This transaction was executed in multiple trades at prices ranging from $5.50 - 5.52.